Exhibit 99.1

Liberty Media Corporation Announces Closing of Refinancing of MotoGP™ Debt Facilities

August 18, 2025

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty”) (Nasdaq: FWONA, FWONK, LLYVA, LLYVK) announced today that Dorna Sports, S.L. (“MotoGP”) closed the refinancing and maturity extension of its first lien Term Loan B, first lien Term Loan A and first lien revolving credit facility on August 18, 2025. MotoGP is a subsidiary of Liberty and is the exclusive commercial rights holder of the FIM MotoGP™ World Championship.

MotoGP refinanced the previous €975 million Term Loan B with a maturity of March 31, 2029 with a new €800 million Term Loan B with a maturity of August 18, 2032, the previous €150 million Term Loan A with a maturity of September 29, 2028 with a new $232.5 million Term Loan A with a maturity of August 18, 2030 and the previous €100 million multicurrency revolving credit facility with a maturity of September 30, 2028 with a new €100 million multicurrency revolving credit facility with a maturity of August 18, 2030. The net reduction of €125 million under the debt facilities was funded with cash from MotoGP’s balance sheet. Based on MotoGP’s balance sheet as of June 30, 2025 and assuming exchange rates as of that date, pro forma for the refinancing transactions, MotoGP has approximately $187 million of cash and liquid investments and principal amount of debt of $1.2 billion. MotoGP’s net senior secured leverage ratio as of June 30, 2025 as defined in its credit facility and pro forma for the refinancing transactions is 5.2x.

The margin for the Term Loan B has been reduced from 3.25% to 2.75% (with a range of 2.25% to 2.75% based on MotoGP’s consolidated net senior secured leverage ratio) with a reference rate of EURIBOR. The margin for the Term Loan A has been reduced from 2.50% to 1.75% (with a range of 1.50% to 2.00% based on MotoGP’s consolidated net senior secured leverage ratio) with a reference rate of Term SOFR. The margin for the revolving credit facility has been reduced from 2.50% to 2.25% (with a range of 2.00% to 2.50% based on MotoGP’s consolidated net senior secured leverage ratio) with a reference rate of one of Term SOFR, SONIA or EURIBOR based on the currency of the applicable borrowing. The Term Loan B, the Term Loan A and the revolving credit facility remain non-recourse to Liberty. MotoGP, together with the debt described herein, is attributed to Liberty’s Formula One Group tracking stock.

About Liberty Media Corporation

Liberty Media Corporation (“Liberty”) operates and owns interests in media, sports and entertainment businesses. Those businesses are attributed to two tracking stock groups: the Formula One Group and the Liberty Live Group. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) include Liberty’s subsidiaries Formula 1, MotoGP and Quint, and other minority investments. The businesses and assets attributed to the Liberty Live Group (NASDAQ: LLYVA, LLYVK) include Liberty’s interest in Live Nation and other minority investments.

About Dorna Sports, S.L.

Dorna Sports, S.L (“MotoGP”) became the sole commercial and television rights holder of the FIM MotoGP™ World Championship in 1991 and is based in Madrid, with premises in Barcelona and a subsidiary in Rome. MotoGP holds exclusive rights to MotoGP feeder series Moto2™ and Moto3™, electric series MotoE™, the FIM Superbike World Championship and the FIM Women's Circuit Racing World Championship.

Source: Liberty Media Corporation

Source: Dorna Sports, S.L.

Liberty Media Corporation – Investor Contact

Shane Kleinstein, +1 720-875-5432

Dorna Sports, S.L. – Media Contact

Frances Wyld, franceswyld@dorna.com

Source: Liberty Media Corporation and Dorna Sports, S.L.

Released August 18, 2025